UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2008

Image Sensing Systems, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-26056	41-1519168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota		55104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (651) 603-7700

_____________________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

(a) On May 1, 2008, Image Sensing Systems, Inc. (the “Company”) entered into a loan agreement (the “Loan Agreement”) with Associated Bank, National Association (“Associated Bank”). The Loan Agreement provides for a revolving line of credit not exceeding $5,000,000 (the “Line of Credit”) and a term loan in the amount of $3,000,000 (the “Term Loan”). In connection with the Loan Agreement, the Company issued to Associated Bank a promissory note in the amount of $5,000,000 (the “Line of Credit Note”) evidencing the Line of Credit and a promissory note in the amount of $3,000,000 (the “Term Note”) evidencing the Term Loan. The Line of Credit Note and Term Note mature on May 1, 2011.

Advances under the Line of Credit Note bear interest at an annual rate equal to the greater of (a) 4.5% or (b) LIBOR plus 2.75% as reset from time to time by Associated Bank. The initial interest rate is expected to be approximately 5.65%. The Loan Agreement provides that the principal amount of the Line of Credit shall not exceed the lesser of (a) $5,000,000 or (b) if the amount outstanding on the Line of Credit is greater than $2,000,000, the applicable amount of the “Borrowing Base,” as defined in the Loan Agreement. The Loan Agreement defines “Borrowing Base” to mean the sum of the Company’s qualified accounts receivable, qualified royalties receivable and qualified auction rate securities. The Line of Credit replaces the Company’s $3,000,000 line of credit facility with Wells Fargo Bank, National Association (“Wells Fargo”). There is currently $2,000,000 outstanding under the Line of Credit Note issued to Associated Bank.

Advances under the Term Note bear interest at a fixed annual rate of 6.75%. Amounts owed by the Company under the Term Note are repayable to Associated Bank in equal monthly principal installments plus accrued interest. The Term Note replaced the Company’s $8,000,000 term loan credit facility with Wells Fargo. There is currently $3,000,000 outstanding under the Term Note issued to Associated Bank.

The Company also entered into a security agreement with Associated Bank (the “Security Agreement”) granting to Associated Bank a security interest in all of the Company’s goods, general intangibles, accounts, deposit accounts, investment property, letter of credit rights, letters of credit, chattel paper and instruments, and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for, software used in, all returned or repossessed goods the sale of which gave rise to, and all proceeds and products of the foregoing to collateralize borrowings under the Line of Credit Note and Term Note. Under the Security Agreement, the Company has also pledged $5,400,000 in auction rate securities to Associated Bank.

The Loan Agreement, Line of Credit Note, Term Note and Security Agreement (collectively, the “Loan Agreements”) contain financial and other covenants and other customary terms and conditions for indebtedness of this type. The maturity dates may be accelerated upon the occurrence of various events of default set forth in the Loan Agreements, including breaches of the Loan Agreements, certain cross-default situations, certain bankruptcy-related situations and other customary events of default for indebtedness of this type.

Copies of the Loan Agreements will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

1.02. Termination of a Material Definitive Agreement.

(a) In connection with entering into the Loan Agreements with Associated Bank, the following agreements between the Company and Wells Fargo were terminated, all of which are dated December 4, 2007 (the “Wells Fargo Agreements”): Business Loan Agreement and accompanying promissory note providing for a $3,000,000 line of credit, Commercial Security Agreement granting to Wells Fargo a security interest in the Company’s property, and a Business Loan Agreement and accompanying promissory note providing for an $8,000,000 term loan. The material terms of the Wells Fargo Agreements are described in the Item 1(a) of Company’s Current Report on Form 8-K dated December 4, 2007, the first three paragraphs of which are hereby incorporated by reference. Also in connection with entering into the Loan Agreements, the Commercial Security Agreement dated January 8, 2002 between the Company and Wells Fargo was terminated. This Commercial Security Agreement and the Wells Fargo Agreement were terminated by mutual agreement of the Company and Wells Fargo.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) As described in “Item 1.01 – Entry into a Material Definitive Agreement,” the Company entered into the Loan Agreements, and the information set forth therein is incorporated by reference into this Item 2.03(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Image Sensing Systems, Inc.

Date: May 1, 2008
	By	/s/ Gregory R. L. Smith
Gregory R. L. Smith
Chief Financial Officer
(Principal Financial Officer)